Exhibit 99.1

Abbott Reports First-Quarter 2013 Results

– First-Quarter Ongoing EPS of $0.42 (GAAP EPS of $0.34) – – Company Confirms Full-Year 2013 EPS Guidance –

Abbott Contacts: Financial: Brian Yoor (847) 937-6343 Tina Ventura (847) 935-9390 Scott Leinenweber (847) 935-1898 Media: Scott Stoffel (847) 936-9502 Angela Duff (847) 938-6894

ABBOTT PARK, Ill., April 17, 2013 — Abbott today announced financial results for the first quarter ended March 31, 2013.

•                  First-quarter adjusted diluted EPS was $0.42, at the high end of previous guidance; reported diluted EPS from continuing operations under GAAP was $0.34.

•                  Abbott is confirming its full-year 2013 EPS guidance.

•                  Excluding foreign exchange, worldwide sales increased 3.5 percent, consistent with previous guidance. Reported sales increased 1.8 percent, including an unfavorable 1.7 percent effect of foreign exchange. Sales were driven by 9.0 percent operational sales growth in Nutrition, including 14.8 percent international growth, and 6.4 percent operational sales growth in Diagnostics.

•                  Abbott continued to expand its presence in emerging markets across all business segments. Emerging market sales were $2.2 billion in the first quarter, an increase of 15.2 percent on an operational basis. Emerging market sales comprise more than 40 percent of Abbott’s total sales.

•                  Abbott launched several new products and initiated new clinical trials in the first quarter. Highlights include 19 new product launches in Nutrition, including the continued geographic roll-out of our infant formula tolerance line and a new line of  Kidz ZonePerfect™ bars; the launch of the ACCELERATOR a3600™, a next-generation automation solution for the core laboratory; the launch of several new diagnostic tests on the ARCHITECT™ platform; the launch of the XIENCE Xpedition® drug-eluting stent in the U.S.; the initiation of the U.S. pivotal trial for Abbott’s bioresorbable vascular scaffold, Absorb™; and the launch of the TECNIS® OptiBlue® cataract intraocular lens (IOL) in Japan.

“Strong performance in Nutrition and Diagnostics, as well as overall results in emerging markets, led our sales growth this quarter,” said Miles D. White, chairman and chief executive officer, Abbott. “We had significant new product and geographic expansion activity during the quarter that positions Abbott well for continued growth.”

First-Quarter Business Overview

Total Company

				% Change vs. 1Q12
	Sales ($ in millions) 1Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales *	1,534	3,844	5,378	(3.3)	6.3	3.9	3.5	1.8
Nutrition	718	981	1,699	2.1	14.8	14.2	9.0	8.7
Diagnostics	292	796	1,088	2.9	7.7	5.0	6.4	4.4
Established Pharmaceuticals	—	1,233	1,233	n/a	1.3	(1.9)	1.3	(1.9)
Medical Devices	502	826	1,328	(12.7)	3.8	1.0	(3.0)	(4.6)

* Total Abbott Sales include Other sales of $30 million.

n/a = Not Applicable.

Worldwide sales of nearly $5.4 billion increased 3.5 percent on an operational basis, consistent with previous guidance, driven by 9.0 percent operational sales growth in Nutrition and 6.4 percent operational sales growth in Diagnostics. On a reported basis, sales increased 1.8 percent, including an unfavorable 1.7 percent effect of foreign exchange. Unfavorable exchange was primarily driven by the weakening of the Japanese yen versus the U.S. dollar.

Sales in emerging markets were $2.2 billion, representing more than 40 percent of Abbott’s total sales, and increased 15.2 percent on an operational basis and 13.6 percent on a reported basis. Emerging markets sales include revenues from all countries and regions excluding the United States, Canada, Western Europe, Japan and Australia.

Nutrition

				% Change vs. 1Q12
	Sales ($ in millions) 1Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	718	981	1,699	2.1	14.8	14.2	9.0	8.7
Pediatric	379	608	987	2.5	20.9	21.1	13.1	13.2
Adult	339	373	712	1.6	6.3	4.5	4.0	3.1

Worldwide Nutrition sales increased 9.0 percent on an operational basis, led by growth in emerging markets where Abbott has a broad presence focused on a group of key markets. Reported sales increased 8.7 percent, including an unfavorable 0.3 percent effect of foreign exchange. Total emerging market sales represent approximately 45 percent of total Nutrition sales and increased more than
20 percent on an operational basis in the quarter. Nutrition operating margin significantly improved over the first quarter 2012, as this segment continues to execute on its plan to expand its full-year operating margin to 20 percent of sales by 2015.

Worldwide Pediatric Nutrition sales increased 13.1 percent on an operational basis driven by 20.9 percent growth in International Pediatric Nutrition. Reported sales increased 13.2 percent, including minimal impact of foreign exchange. Sales growth in the quarter was led by above-market growth in emerging markets as we continue our geographic expansion; uptake of innovations in our Similac® formula, including our Similac Total Comfort™ and specialty tolerance lines; and continued strong growth of our PediaSure® toddler brand.

Worldwide Adult Nutrition sales increased 4.0 percent on an operational basis. Reported sales increased 3.1 percent, including an unfavorable 0.9 percent effect of foreign exchange. Sales growth in the quarter was led by continued strong global growth of Ensure® and Glucerna®, including continued expansion of the adult nutrition market where Abbott is the global leader. This growth was partially offset by Abbott’s exit from certain non-core business lines in the U.S. as part of the division’s margin improvement initiative.

Diagnostics

				% Change vs. 1Q12
	Sales ($ in millions) 1Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	292	796	1,088	2.9	7.7	5.0	6.4	4.4
Core Laboratory	163	720	883	(5.6)	8.7	5.9	5.9	3.6
Molecular	48	58	106	1.9	1.8	(0.2)	1.8	0.7
Point of Care	81	18	99	26.9	(11.9)	(12.1)	17.3	17.3

Worldwide Diagnostics sales increased 6.4 percent on an operational basis, led by sales growth in Core Laboratory and Point of Care Diagnostics. Reported sales increased 4.4 percent, including an unfavorable 2.0 percent effect of foreign exchange. Diagnostics operating margin significantly improved over the first-quarter 2012, on track to exceed its full-year target of 20 percent of sales by 2015. Abbott is also developing six new platforms across Core Laboratory, Molecular and Point of Care that are designed to improve service to our customers, enhance laboratory productivity, improve efficiency and reduce costs.

Core Laboratory Diagnostics sales increased 5.9 percent on an operational basis. Reported sales in Core Laboratory Diagnostics increased 3.6 percent, including an unfavorable 2.3 percent of foreign exchange. Operational sales growth was driven by 8.7 percent growth in international sales, which comprise more than 80 percent of total Core Laboratory sales. Continued strong performance in key emerging markets, such as China, Russia and Brazil, led international growth. U.S. sales were impacted by comparison to the first quarter 2012 when sales increased 12.8 percent primarily due to a significant blood bank order. In the first quarter, we broadened our ARCHITECT menu with the launch of several new tests, as well as the launch of the ACCELERATOR a3600, our next-generation automation solution, which improves efficiency and workflow for our core laboratory customers.

Molecular Diagnostics sales increased 1.8 percent on an operational basis, in line with Abbott’s expectations. Reported worldwide Molecular sales increased 0.7 percent, including an unfavorable 1.1 percent effect of foreign exchange. Sales were driven by strong growth in emerging markets, partially offset by market conditions in Europe. We expect stronger performance beginning in the second quarter driven by positive impact from new tenders, infectious disease growth, and expansion in emerging markets.

Point of Care Diagnostics also contributed to strong sales growth, increasing 17.3 percent on an operational and reported basis. Abbott holds the leadership position in the U.S., where sales increased 26.9 percent driven by continued uptake of new assays and continued market penetration.

Established Pharmaceuticals

				% Change vs. 1Q12
	Sales ($ in millions) 1Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	—	1,233	1,233	n/a	1.3	(1.9)	1.3	(1.9)
Key Emerging Markets	—	585	585	n/a	8.6	4.4	8.6	4.4
Other Markets	—	648	648	n/a	(4.6)	(7.0)	(4.6)	(7.0)

n/a = Not Applicable.

Established Pharmaceuticals sales increased 1.3 percent on an operational basis, in line with Abbott’s expectations for low-single-digit operational sales growth. Reported sales decreased 1.9 percent, including an unfavorable 3.2 percent effect of foreign exchange.

Established Pharmaceuticals is focused on 14 key emerging markets where the demand for healthcare is expanding. These markets include India, Russia, China, Brazil and 10 additional key markets and comprise nearly 50 percent of segment sales today, with expectations that they will comprise a larger portion of the total business over time. Sales in these Key Emerging Markets increased 8.6 percent on an operational basis led by strong growth in Russia, India, and China. We anticipate Key Emerging Markets to deliver double-digit growth for the full year, accelerating from the first quarter, as Abbott continues to expand its presence and build local product portfolios in these markets.

Other Markets include developed markets, such as Western Europe and Japan, and other emerging markets globally. Sales in this geographic segment decreased 4.6 percent on an operational basis. As expected, sales in developed markets were negatively impacted as a result of the carry-over effects of 2012 European austerity measures and Japan NHI pricing actions. Performance in these countries is expected to improve during the second half of 2013 as these pricing and austerity actions are expected to have a less significant impact on year-over-year comparisons.

Medical Devices

				% Change vs. 1Q12
	Sales ($ in millions) 1Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	502	826	1,328	(12.7)	3.8	1.0	(3.0)	(4.6)
Vascular	276	466	742	(19.3)	4.0	1.0	(6.0)	(7.7)
Diabetes Care	133	183	316	(3.7)	3.2	1.9	0.2	(0.5)
Medical Optics	93	177	270	(2.0)	3.9	0.2	1.8	(0.6)

Vascular Product Lines:
DES/BVS(a)	126	261	387	(15.4)	6.7	2.6	(1.5)	(4.0)
Other Coronary Products(b)	47	99	146	(8.4)	(2.3)	(4.0)	(4.4)	(5.5)
Endovascular(c)	60	55	115	(4.0)	7.2	6.5	1.1	0.8

(a) Includes Abbott’s drug-eluting stents and bioresorbable vascular scaffold (BVS) product portfolio.

(b) Includes guide wires, balloon catheters and other coronary products.

(c) Includes vessel closure, carotid stents and other peripheral products.

Worldwide Medical Devices sales decreased 3.0 percent on an operational basis. Reported sales decreased 4.6 percent, including an unfavorable 1.6 percent effect of foreign exchange.

Worldwide Vascular sales decreased 6.0 percent on an operational basis, including the expected decline of certain royalty and supply arrangement revenues (including Promus), as well as the negative impact of price. Reported sales decreased 7.7 percent, including an unfavorable 1.7 percent effect of foreign exchange. International Vascular sales growth was driven by strong growth in emerging markets and new product introductions, including recent international launches of XIENCE Xpedition, Abbott’s new drug-eluting stent, and Absorb, the world’s first and only coronary bioresorbable vascular scaffold (BVS). Sales increases in Endovascular and MitraClip®, Abbott’s device for the treatment of mitral regurgitation, also contributed to international sales growth in the quarter. U.S. Vascular sales were impacted by pricing pressure and a decline in procedures due to market conditions, as well as the expected decline of certain royalty revenues. Abbott expects worldwide sales growth to improve over the course of the year, with the continued uptake of XIENCE Xpedition in the U.S., the expected launch of XIENCE Xpedition in Japan, and continued international growth of new products, MitraClip and Absorb.

Worldwide Diabetes Care sales were relatively flat on an operational and reported basis, in line with Abbott’s expectations. Outside of the U.S., sales growth was driven by share gains in key emerging markets and continued uptake of our FreeStyle InsuLinx® meter. U.S. sales were impacted by market pricing pressures as well as lower Medicare mail order purchases. This was partially offset by continued share gains in the U.S. hospital and retail segments.

Worldwide Medical Optics sales increased 1.8 percent on an operational basis, in line with Abbott’s expectations. Reported sales declined 0.6 percent, including an unfavorable 2.4 percent effect of foreign exchange. Growth of Abbott’s cataract sales, which represent 60 percent of total Medical Optics sales, continued to outpace the market growth, including more than 30 percent growth in emerging markets. This growth was partially offset by a modest decline in refractive sales driven by continued soft market conditions. Several new product launches in the cataract segment will continue to drive growth over 2013, including the recent launch of Tecnis OptiBlue IOL in Japan and the expected launches of TECNIS Toric and TECNIS Preloaded IOLs.

Abbott confirms full-year 2013 guidance and issues outlook for second quarter 2013

Abbott is confirming ongoing earnings-per-share guidance for the full-year 2013 of $1.98 to $2.04.  Abbott forecasts net specified items for the full-year 2013 of approximately $0.59 per share. Including these net specified items, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $1.39 to $1.45 for the full-year 2013. Specified items are primarily associated with intangible amortization expense, previously announced cost reduction initiatives, and the favorable effect of U.S. tax law changes enacted in 2013 related to 2012 results.

Abbott is issuing ongoing earnings-per-share guidance for the second-quarter 2013 of $0.43 to $0.45. Abbott forecasts net specified items for the second-quarter 2013 of approximately $0.16 per share. Including these net specified items, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $0.27 to $0.29. Specified items are primarily associated with intangible amortization expense and previously announced cost reduction initiatives.

Abbott declares 357th quarterly dividend

On Feb. 15, 2013, the board of directors of Abbott declared the company’s quarterly common dividend of $0.14 per share. Abbott’s cash dividend is payable May 15, 2013, to shareholders of record at the close of business on April 15, 2013.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 70,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live first-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,’’ to our Annual Report on Securities and Exchange Commission Form 10-K/A for the year ended Dec. 31, 2012, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2013 and 2012

(in millions, except per share data)

(unaudited)

	1Q13	1Q12	% Change
Net Sales	$5,378	$5,284	1.8

Cost of products sold, excluding amortization expense	2,432	2,359	3.1
Amortization of intangible assets	199	209	(4.8)
Research and development	346	363	(4.8)
Selling, general, and administrative	1,786	1,843	(3.1)
Total Operating Cost and Expenses	4,763	4,774	(0.3)

Operating earnings	615	510	20.9

Net interest expense	26	65	n/m
Net foreign exchange (gain) loss	29	15	n/m
Other (income) expense, net	6	(33)	n/m
Earnings from Continuing Operations before taxes	554	463	19.9

Taxes on Earnings from Continuing Operations	10	112	n/m	1)
Net Earnings from Continuing Operations	544	351	55.4

Earnings from Discontinued Operations, net of taxes	—	891	n/m

Net Earnings	$544	$1,242	(56.2)

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$674	$645	4.6	2)

Diluted Earnings per Common Share from Continuing Operations	$0.34	$0.22	54.5

Diluted Earnings per Common Share from Discontinued Operations	—	$0.56	n/m

Diluted Earnings per Common Share	$0.34	$0.78	(56.4)

Diluted Earnings per Common Share from Continuing Operations, Excluding Specified Items, as described below	$0.42	$0.40	5.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,586	1,590

1)             2013 Taxes on Earnings from Continuing Operations include a favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact of U.S. tax law changes enacted in 2013 related to 2012 results. This favorable item has been classified as a specified item and excluded from ongoing results, as discussed below.

2)             2013 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $233 million, or $0.15 per share, for intangible amortization expense, cost reduction initiatives and other costs. These items were partially offset by a favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

2012 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $294 million, or $0.18 per share, for intangible amortization expense, specified items previously identified in Abbott’s earnings release dated April 18, 2012, related to Abbott’s continuing operations, certain costs that transferred or will be charged to AbbVie, and an interest expense adjustment to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

NOTES:

(a)         See following tables for an explanation of certain non-GAAP financial information.

(b)      “Discontinued Operations” reflect the operations of the AbbVie business, which became an independent company on Jan.1, 2013.

n/m = Percent change is not meaningful.

Non-GAAP Reconciliation of Financial Information

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

First Quarter Ended March 31, 2013 and 2012

(in millions, except per share data)

(unaudited)

	1Q13
	As	Specified Items
	reported (GAAP)	Tax Expense Adjustment	Other	As Adjusted	% to Sales

Intangible Amortization Expense	$199	—	$(199)	—
Gross Margin	$2,747	—	$253	$3,000	55.8%
R&D	$346	—	$3	$349	6.5%
SG&A	$1,786	—	$(31)	$1,755	32.6%
Net Foreign Exchange (Gain)/Loss	$29	—	$(15)	$14
Other (Income)/Expense	$6	—	$(9)	$(3)
Earnings from Continuing Operations before taxes	$554	—	$299	$853
Net Earnings from Continuing Operations	$544	$(103)	$233	$674
Diluted Earnings per Share from Continuing Operations	$0.34	$(0.07)	$0.15	$0.42

Tax Expense Adjustment is the tax benefit recorded in the first quarter for the impact of U.S. tax law changes enacted in 2013 related to 2012 results. Other specified items primarily reflect intangible amortization expense and cost reduction initiatives.

	1Q12
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales
Intangible Amortization Expense	$209	$(209)	—
Gross Margin	$2,716	$236	$2,952	55.9%
SG&A	$1,843	$(125)	$1,718	32.5%
Net Interest Expense	$65	$(39)	$26
Earnings from Continuing Operations before taxes	$463	$400	$863
Net Earnings from Continuing Operations	$351	$294	$645
Diluted Earnings per Share from Continuing Operations	$0.22	$0.18	$0.40

Specified items include intangible amortization expense and specified items previously identified in Abbott’s earnings release dated April 18, 2012, and related to Abbott’s continuing operations, the removal of certain corporate costs that transferred to AbbVie in the separation as well as certain costs that will be charged to AbbVie under transition service agreements, and an adjustment to interest expense to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

Tax Rate Reconciliation

	1Q13
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	554	10	1.8%
Specified Items	299	169	56.6	% 2)
Excluding specified items	853	179	21.0%

	1Q12
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	463	112	24.2%
Specified Items	400	106	26.5%
Excluding specified items	863	218	25.3%

1)             Pre-Tax Income from Continuing Operations.

2)             Specified Items include a favorable adjustment to tax expense of $103 million for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

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